Exhibit No. 5.1

Writer's Direct Dial: (212) 225-2920
E-Mail: AKohn@cgsh.com
                                               July 19, 2005

Standard Microsystems Corporation
80 Arkay Drive
Hauppauge, New York 11788

Re: Standard Microsystems Corporation Registration Statement on Form S-8


Ladies and Gentlemen:

                  We have acted as counsel to Standard Microsystems Corporation, a Delaware corporation (the "Company"), in connection with a registration statement on Form S-8 (the "Registration Statement") to be filed today with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), for the registration of 1,910,000 shares of the Company's common stock, par value $0.10 per share (the "Shares"), to be issued under the Company's 2005 Inducement Stock Option and Restricted Stock Plan and the Company's 2004 Inducement Stock Option Plan (collectively, the "Plans"), and the related Series A Participating Preferred Stock purchase rights (the "Rights") to be issued pursuant to the Rights Agreement (the "Rights Agreement") dated as of January 7, 1998, between the Company and the Rights Agent named therein, as amended by Amendment No. 1 dated January 23, 2001, and as further amended by Amendment No. 2 dated April 9, 2002.

                  We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have further received a letter dated July 18, 2005, from George Houseweart, General Counsel of the Company, representing to us that the Company has available for issuance a sufficient number of authorized shares to deliver the Shares under the Plans, and are relying on such representation.

                  In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

                  Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

                  1. The Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plans, at prices in excess of the par value thereof, will be validly issued, fully paid and nonassessable.

                  2. Upon issuance of the Shares in accordance with the terms of the Plans, at prices in excess of the par value thereof, the Rights associated with the Shares will be validly issued.

                  The foregoing opinions are limited to the General Corporation Law of the State of Delaware.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.



                                            Very truly yours,

                                            CLEARY GOTTLIEB STEEN & HAMILTON LLP


                                            By:  /s/ Arthur H. Kohn
                                                 -------------------------------
                                                 Arthur H. Kohn, a partner